EXHIBIT 10.1

EXECUTION VERSION

INVESTMENT ADVISORY AGREEMENT

BETWEEN

PARTNERS GROUP LENDING FUND, LLC

AND

PARTNERS GROUP (USA) INC.

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”), dated as of August 31, 2023, by and between Partners Group Lending Fund, LLC, a Delaware limited liability company (the “Company”), and Partners Group (USA) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Company, which intends to elect to operate as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.  In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Company with respect to the investment of the Company’s assets and to supervise and arrange for the day-to-day operations of the Company and the purchase of assets for and the sale of assets held in the investment portfolio of the Company.

2.  Duties and Obligations of the Advisor with Respect to Investment of Assets of the Company.

(a)  Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s board of directors (the “Board of Directors”), the Advisor shall act as the investment advisor to the Company and to manage the investment and reinvestment of the assets of the Company. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close, service and monitor the investments that the Company makes; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Company’s units (the “Units”).

(b)  In the performance of its duties under this Agreement, the Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act (if and when applicable to the Company), and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the certificate of formation and limited liability company agreement of the Company, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the Company’s offering documents, Registration Statement on Form 10 or Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, including in the periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder); and (v) any policies and determinations of the Board of Directors of the Company and provided in writing to the Advisor.

(c)  The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder. The Company shall reimburse the Advisor for all direct and indirect costs and expenses incurred by the Advisor for non-compensation related overhead allocable to performance of investment advisory services hereunder by the Advisor, including the costs and expenses of due diligence of potential investments, monitoring performance of the Company’s investments, serving as trustees and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Company’s rights in respect of its investments and disposing of investments. All allocations made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The Company shall also be responsible for the payment of all the Company’s other expenses, including payment of the fees payable to the Advisor under Section 6 hereof; organizational and offering expenses; expenses incurred in valuing the Company’s assets and computing its net asset value per Unit (including the cost and expenses of any independent valuation firm); expenses incurred by the Company’s administrator or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Company’s investments and other fees and expenses related to the Company’s borrowings; expenses related to unsuccessful portfolio acquisition efforts; offerings of the Company’s common Units (except placement fees directly incurred by the Company, expenses related to travel, and costs and expenses related to drafting and negotiating side letters, if any) and other securities (including underwriting, placement agent and similar fees and commissions); investment advisory and management fees payable under this Agreement; third party investor hosting and similar platforms and service providers; administration fees; transfer agent and custody fees and expenses; federal and state registration fees; all costs of registration and listing the Company’s Units on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to Unitholders, including printing costs; the costs associated with individual or group Unitholders; the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, and outside legal costs; and all other non-investment advisory expenses incurred by the Company, the Advisor (in its capacity as the Company’s administrator in connection with the administering the Company’s business, other than office space rental, office equipment and utilities).

(d)  The Advisor shall give the Company the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, trustees, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Company in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Company may have which may not be waived under applicable law.

(e)  The Advisor will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Company and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Company and its other clients and that the total commissions paid by the Company will be reasonable in relation to the benefits to the Company over the long term, subject to review by the Board of Directors of the Company from time to time with respect to the extent and continuation of such practice to determine whether the Company benefits, directly or indirectly, from such practice.

3.  Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Advisor’s obligations under this Agreement.

4.  Agency Cross Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client. The SEC has adopted a rule under the Investment Advisers Act of 1940 which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Company authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account. The Company may revoke its consent at any time by written notice to the Advisor.

5.  Expenses. During the term of this Agreement, the Advisor will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or fees of any officers or directors of the Company who are affiliated persons (as defined in the 1940 Act) of the Advisor.

6.  Compensation of the Advisor. The Advisor, for its services to the Company, will be entitled to receive a management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) from the Company.

(a)  The Base Management Fee will be calculated at an annual rate of 1.00% of the Company’s Adjusted Net Assets (as defined below) at the end of the most recently completed calendar quarter. The Base Management Fee will be payable quarterly in arrears. The Base Management Fees for any partial quarter will be appropriately pro-rated. “Adjusted Net Assets,” as of any calendar quarter end, means the sum of (i) the Company’s total net assets and (ii) any Base Management Fee and Incentive Fee expenses incurred by the Company with respect to such calendar quarter end.

(b)  The Company will pay to the Advisor an incentive fee (the “Incentive Fee”), at the close of each fiscal year in which the Hurdle Rate (as defined below) is exceeded, of 10% of the excess, if any, of (i) the Pre-Incentive Fee Net Gains (as defined below) of the Company over (ii) the then balance, if any, of the respective Loss Recovery Account (as defined below) for the Units (each expressed as a percentage of the Company’s fiscal year-end net asset value) before deduction of the Incentive Fee.

(i)  No Incentive Fee will be payable to the Advisor for the Units if, at the close of a fiscal year, the excess, if any, of (i) the Pre-Incentive Fee Net Gains of the Company, attributable to Units (based on the net asset value of the Company’s assets) over (ii) the then balance, if any, of the Loss Recovery Account for the Units (expressed as a percentage of the Company’s net asset value) does not exceed 6.00% of the monthly average of the Company’s net asset value attributable to the Units (based on the net asset value of the Company’s assets) before deduction of the Incentive Fee for that fiscal year (the “Hurdle Rate”).

(ii)  The Incentive Fee will be subject to a catch-up intended to allocate all excess Pre-Incentive Fee Net Gains, attributable to the Units, to the Advisor once the Hurdle Rate has been achieved until the Advisor has been allocated its 10% Incentive Fee on all Pre-Incentive Fee Net Gains for the relevant period.

(iii)  The “Pre-Incentive Fee Net Gains” shall mean the amount by which any interest income, dividend income, realized and unrealized gains, and any other income accrued on investments of the Company during the fiscal year (“Gains”) exceeds all operating expenses for the Company and realized and unrealized losses for the fiscal year (including costs related to hedging, as well as the Base Management Fee, but excluding the Incentive Fee) (“Losses”). For this purpose, net losses shall mean the amount by which Gains fail to exceed Losses (“Net Losses”).

(iv)  After the close of the fiscal year, the Advisor or an affiliate thereof may withdraw up to 100% of the Incentive Fee (computed on the basis of unaudited data) that was credited to the incentive fee account and debited from such Unitholder’s account with respect to such fiscal year.

(v)  The Company will maintain a memorandum account for the Units (each a “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each fiscal year of the Company by the amount of the Net Losses of the Company for the fiscal year (based on of the net asset value of the Company’s assets), and (ii) decreased (but not below zero) upon the close of each fiscal year of the Company by the amount of the Pre-Incentive Fee Net Gains of the Company for the fiscal year.

7.  Indemnification. The Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor) shall not be liable to the Company for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its Unitholders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its Unitholders to which the Indemnified Parties would otherwise be subject by reason of Disabling Conduct, as defined in the Company’s Limited Liability Company Agreement.

8.  Duration and Termination.

(a)  This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting Units of the Company, (ii) by the vote of the Company’s Board of Directors, or (iii) by the Advisor. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 6 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Advisor and its representatives as and to the extent applicable.

(b)  This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting Units of the Company and (B) the vote of a majority of the members of the Company’s Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act; provided, however, if the Company has not elected to be regulated as a business development company under the 1940 Act prior to the expiration of the initial two year term or a subsequent annual period, then this Agreement will continue in effect for an annual period thereafter so long as the continuance of this Agreement is approved by the vote of the majority of the members of the Board of Directors (i.e., without the separate vote of a majority of the members of the Company’s Board of Directors who are not parties to this Agreement or “interested persons” as would be required if the Company had elected to be regulated as a business development company under the 1940 Act prior thereto).

(c)  This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

9.  Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10.  Amendment of this Agreement. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

11.  Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12.  Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

13.  Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARTNERS GROUP LENDING FUND, LLC.

By:	/s/ Brian Igoe
Name:	Brian Igoe
Title:	Director

By:	/s/ Brad Eggers
Name:	Brad Eggers
Title:	Director

PARTNERS GROUP (USA) INC.

By:	/s/ Brian Igoe
Name:	Brian Igoe
Title:	Vice President

By:	/s/ Adam Howarth
Name:	Adam Howarth
Title:	Partner

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